Exhibit 4.17
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
AptarGroup, Inc. (the “Company,” we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934: its common stock. The following summary of the material terms of the Company’s capital stock is based upon our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-laws (the “By-laws”). The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our By-laws, each of which is included as an exhibit to our Annual Report on Form 10-K, and to all applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Capitalization
Our authorized capital stock consists of 199,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share.
Common stock
Subject to the rights of the holders of any preferred stock the Company may designate and issue at any time in the future, holders of common stock on the applicable record date are entitled to receive such dividends as may be declared by the Company’s Board of Directors (the “Board”) out of funds legally available therefore. In the event of liquidation, dissolution or winding-up of the Company, each holder of common stock is entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to the rights of the holders of any preferred stock.
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. A majority of the votes present in person or represented by proxy and entitled to vote is required for all actions to be taken by stockholders, except with respect to director elections, which requires (i) a majority of the votes cast in person or represented by proxy and entitled to vote in an uncontested election and (ii) a plurality of the votes cast in person or represented by proxy and entitled to vote in an election for which the Company’s Secretary receives notice that a stockholder has nominated one or more candidates for election in compliance with the requirements set forth in the By-laws, and such nomination is not withdrawn by the stockholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such election. Our Certificate of Incorporation provides for a classified board of directors consisting of three classes with the number of directors in each class divided as nearly equal in number as possible, each serving staggered three-year terms. Holders of common stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
Preferred stock
The Board may, by a resolution adopted by directors constituting not less than 70% of the whole Board and subject to any limitations prescribed by law and the Certificate of Incorporation, without further action by our stockholders, provide for the issuance of shares of preferred stock in one or more series and fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of such series. These preferences and rights could include dividend rights, conversion rights, terms of redemption and liquidation preferences. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation.

Anti-Takeover Effects of Certain Provisions
Certain provisions of our Certificate of Incorporation and By-laws summarized in the following paragraphs may have an anti-takeover effect and could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our common stock.
Classified Board of Directors
Our Certificate of Incorporation provides for a classified board of directors consisting of three classes with the number of directors in each class divided as nearly equal in number as possible, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of the stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Blank Check Preferred Stock
Our Certificate of Incorporation provides that the Board may, without further action by our stockholders, provide for the issuance of shares of preferred stock in one or more series and fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of such series. The preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent officers or directors.
Removal of Directors; Vacancy
Our Certificate of Incorporation and By-laws provide for the removal of any of the Company’s directors only for cause. Furthermore, subject to the rights of the holders of any preferred stock, any vacancy on the Board resulting from an increase in the size of the Board or from death, resignation, disqualification, removal or other cause shall, unless otherwise provided by law or by resolution of directors constituting not less than 70% of the whole Board, only be filled by a resolution of directors constituting not less than 70% of the whole Board. In the event that there are vacancies constituting more than 30% of the whole Board, a majority of the directors then serving on the Board shall have the authority to fill enough of such unfilled vacancies so that, after giving effect thereto, there will be the minimum number of directors serving on the Board necessary to constitute 70% of the whole Board.
Special Stockholder Meetings
Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Board pursuant to a resolution approved by a majority of the whole Board. Stockholders are not permitted to call a special meeting.
No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that stockholder actions may not be taken without a meeting and may not be taken by written consent in lieu of a meeting.

Advance Notification of Stockholder Nominations and Proposals
Under our By-laws, to be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for election to our Board must be delivered to the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, notice by a stockholder must be delivered not earlier than the 90th day prior to the annual meeting of stockholders and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such notice must contain information specified in our By-laws, including the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made.
Forum for Adjudication of Disputes
The By-laws provide that the Court of Chancery of the State of Delaware is generally the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine. The Company may consent in writing to alternative forums.
Business Combinations with Interested Stockholders
In our Certificate of Incorporation, we elected not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our Certificate of Incorporation contains provisions that have the same effect as Section 203.